Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

New Century Logistics (BVI) Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)
Newly Registered Securities
Fees to be paid	Equity	Ordinary Shares, no par value (3)	Rule	1,250,000	$5.0	$6,250,000.00	0.0001476	$922.50
			457(o)
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—
	Total Offering Amounts					$6,250,000
	Total Fees Previously Paid					$2,028.92
	Total Fee Offsets					0
	Net Fee Due					$0

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act.

(2)	Calculated pursuant to Rule 457(o) under the Securities Act, based on an estimate of the proposed maximum aggregate offering price.